UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

Filed by the Registrant    ☒            Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-(e)(2)

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Matrix Service Company

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company, a Delaware corporation, (the “Company” or “Matrix”), will be held at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 15th day of November 2012, at 10:30 a.m., Central time, for the following purposes:

1.	To elect five persons to serve as members of the Board of Directors of the Company until the 2013 annual stockholders meeting or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2013;

3.	To conduct an advisory vote on executive compensation;

4.	To consider and act upon a proposal to approve the Matrix Service Company 2012 Stock and Incentive Compensation Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 28, 2012 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Kevin S. Cavanah Secretary

October 10, 2012

Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL TAKE THE TIME TO VOTE YOUR SHARES. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 15, 2012. Stockholders may view this proxy statement, our form of proxy and our 2012 Annual Report to Stockholders over the Internet by accessing our website at http://www.matrixservicecompany.com.

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 15, 2012

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on November 15, 2012, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:30 a.m., Central time, at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about October 10, 2012 to stockholders of record on September 28, 2012. The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2012 accompanies this proxy statement.

If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Kevin S. Cavanah, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma, 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the record date of September 28, 2012 there were 25,835,653 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions may be specified on all proposals, except the election of directors. Abstentions on Proposal Numbers 2, 3 and 4 will have the effect of a negative vote. A “broker non-vote” will have no effect on the outcome of the election of directors or the other proposals.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

PROPOSAL NUMBER 1:

Election of Directors

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at six members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by a majority vote of the remaining directors based on the recommendations of the Nominating and Corporate Governance Committee.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and recommends that you vote “For” the election of the five nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all five nominees unless stockholders specify otherwise in their proxies. The five nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors.

David J. Tippeconnic is not seeking re-election as a director, as he has elected to retire from the Board of Directors as of the date of the Annual Meeting. Mr. Tippeconnic has served as a director since October 2005. The Board appreciates Mr. Tippeconnic’s seven years of service to the Company as well as his valuable insight and business advice over the years. The Board position being vacated by Mr. Tippeconnic will remain vacant. Our Bylaws provide that any Board vacancy may be filled by the affirmative vote of a majority of the remaining directors. The Nominating and Corporate Governance Committee and the Board of Directors have not yet identified anyone to fill the vacancy. Accordingly, the accompanying proxy solicits your vote for only five directors.

If, at the time of the 2012 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and who the Board of Directors may propose to replace such nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominated Director Biographies

The nominees for director, and certain additional information with respect to each of them, are as follows:

Michael J. Hall, age 68, was first elected as a director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also served as Vice President, Finance and Chief Financial Officer (“CFO”) of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix, Mr. Hall was Vice President and Chief Financial Officer for Pexco

Holdings, Inc. from 1994 to 1997 and Vice President, Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his Masters of Business Administration degree with honors from Stanford Graduate School of Business. Mr. Hall is a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.); a former director and Chairman of the Board of Integrated Electrical Services, Inc.; and a former Independent Trustee and Chairman of the Board of Trustees for American Performance Funds.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hall should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the construction and energy industries, and his extensive experience and expertise in complex financial and operational matters gained from his service as a Chief Financial Officer and a Chief Executive Officer.

John R. Hewitt, age 54, was appointed as President and Chief Executive Officer (“CEO”) and as a director of the Company in May 2011. Mr. Hewitt has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix Service, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as vice president of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations, Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that he served as President, Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America.

As the current President and CEO of the Company, Mr. Hewitt provides a management representative on the Board of Directors with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board of Directors considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

I. Edgar (Ed) Hendrix, age 68, was first elected as a director of the Company effective October 2000 and served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix served as President of Patriot Energy Resources, LLC from 2005 through March of 2012. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Prior to 2002, Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., and as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration degree from the University of Oklahoma. Mr. Hendrix is a former member of the Board of Trustees for American Performance Funds and former Chairman of the Board of Red River Energy, Inc.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hendrix should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the energy industry, and his extensive experience and expertise in complex financial matters gained from his service as Treasurer of a public company.

Paul K. Lackey, age 69, was first elected as a director of the Company effective October 2000. Mr. Lackey has served as Chairman of the Board of Directors of The NORDAM Group (“NORDAM”), an aircraft component manufacturing and repair firm, since October 2005 and as Chief Executive Officer of NORDAM from April 2002 until January 2009. Prior to joining NORDAM in July 2001, Mr. Lackey was President of the University of Oklahoma (OU) – Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of former Oklahoma Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served in the Oklahoma Cabinet as Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer (COO) and, ultimately, President. A graduate of the University of Mississippi with a Bachelor of Science degree in Mathematics, Mr. Lackey earned a Masters of Business Administration degree in Finance from the University of Texas. He also served in the United States Army as an artillery officer. Mr. Lackey is a director of Aaon, Inc., an advisory director of Commerce Bankshares, a director of the Tulsa Chamber of Commerce, and a director of St. John Health Systems.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Lackey should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the manufacturing, construction and energy industries, including his experience as both a COO and CFO of a leading commercial construction contractor.

Tom E. Maxwell, age 67, was first elected as a director of the Company effective May 2003. Mr. Maxwell is President and Chief Executive Officer of Flintco, LLC., which is ranked 20th by Engineering News-Record among commercial construction companies in the United States. He has held this position for 25 years. Prior to his election to President and Chief Executive Officer of Flintco, LLC., Mr. Maxwell was the Chief Financial Officer of Flintco for five years. Mr. Maxwell began his career with five years at Deloitte and Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for nine years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the University of Oklahoma and is a Certified Public Accountant (inactive). Mr. Maxwell is a director of Summit Bank. In addition, Mr. Maxwell serves as a director for the Tulsa Metro Chamber of Commerce and Hillcrest Hospital.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Maxwell should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the construction and the energy industries, including his experience as both a CEO and CFO of a leading commercial construction contractor.

The Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical operations.

The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at http://www.matrixservicecompany.com.

Director Independence Guidelines

Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), the Board of Directors has adopted director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board of Directors has affirmatively determined that each of Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic are “independent” under the guidelines. Mr. Hewitt is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company. In evaluating Mr. Hall’s independence, the Board of Directors considered the fact that, following the November 2010 resignations of the prior President and CEO, and previous Vice President of Finance and CFO, Mr. Hall assumed additional oversight responsibilities for the executive management team until Mr. Hewitt’s hiring in May 2011 and received additional compensation for his enhanced responsibilities. The Board of Directors concluded that the temporary assumption of enhanced responsibilities and the receipt of additional compensation did not impair Mr. Hall’s independent judgment as a member of the Board of Directors.

The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at http://www.matrixservicecompany.com.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has five independent members and only one non-independent member. A number of our independent board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.

The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors met eight times during fiscal year 2012. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2012, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member.

The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board of Directors attended the 2011 annual meeting.

Audit Committee

Director	Fiscal 2012 Committee Service
I. Edgar Hendrix, Chairman	Served all of Fiscal 2012
Paul K. Lackey, Member	Served all of Fiscal 2012
Tom. E. Maxwell, Member	Served all of Fiscal 2012
David J. Tippeconnic, Member	Served all of Fiscal 2012

The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at http://www.matrixservicecompany.com. The Audit Committee held four meetings during fiscal 2012.

Compensation Committee

Director	Fiscal 2012 Committee Service
Paul K. Lackey, Chairman	Served all of Fiscal 2012
I. Edgar Hendrix, Member	Served all of Fiscal 2012
Tom E. Maxwell, Member	Served all of Fiscal 2012
David J. Tippeconnic, Member	Served all of Fiscal 2012

The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term equity incentive awards, perquisites and other benefits. In addition, the Compensation Committee, in conjunction with the Board of Directors, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at http://www.matrixservicecompany.com. The Compensation Committee held six meetings during fiscal 2012. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, the Compensation Committee was composed of I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic, all of whom are non-employee directors of the Company. During fiscal 2012, none of the Company’s executive officers served on the Board of Directors or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2012 Committee Service
Tom E. Maxwell, Chairman	Served all of Fiscal 2012
I. Edgar Hendrix, Member	Served all of Fiscal 2012
Paul K. Lackey, Member	Served all of Fiscal 2012
David J. Tippeconnic, Member	Served all of Fiscal 2012

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at http://www.matrixservicecompany.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2012.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including geographic, gender, age and ethnic diversity, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to geographic, gender, age or ethnic diversity.

The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Kevin S. Cavanah, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than eighty days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Executive Sessions

Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are held at least once each year.

Communications with the Board of Directors

The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also contact the Board or any of the directors via the Company’s online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at http://www.matrixservicecompany.com. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Directors

Each non-employee director is strongly encouraged to have a significant investment in the Company. The Company’s Stock Ownership Guidelines for Directors require each non-employee director own 16,500 shares of our common stock. The following types of equity can be used to satisfy the stock ownership requirements:

(1)	shares owned separately by the director or owned either jointly with, or separately by, immediate family members residing in the same household;

(2)	shares held in trust for the benefit of the director or his immediate family members;

(3)	shares purchased in the open market;

(4)	shares purchased through the Company’s Employee Stock Purchase Plan;

(5)	vested and unvested time-based restricted stock or restricted stock units;

(6)	unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units;

(7)	in-the-money vested unexercised stock options; and

(8)	any phantom shares held on behalf of a director under the Board’s deferred compensation plan.

Existing directors have five years from the August 2011 date of adoption of the guidelines to attain this level of ownership. Directors elected after the date of the adoption of the Stock Ownership Guidelines will have five years from the date of their election to the Board to attain this level of ownership. Even though our directors have until September 2016 to comply with the Stock Ownership Guidelines, all of the non-employee directors currently satisfy the requirements.

Since Mr. Hewitt is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in this proxy statement under the caption “Equity Ownership Guidelines.”

DIRECTOR COMPENSATION

General

Management directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.

The elements of our non-employee director compensation consist of cash compensation and equity compensation. Our objective with director compensation is to position ourselves to attract and retain individuals with relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.

Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board of Directors (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews benchmark data from outside consultants and makes recommendations to the full Board for approval.

Director compensation is generally reviewed on a bi-annual basis. In fiscal 2010, the Committee engaged a third party compensation consultant, Hewitt Associates LLC (“Hewitt Associates”), to conduct a market study of current director compensation. Hewitt Associates obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to benchmark executive compensation.

Based on the consultant’s findings and recommendations, the Committee affirmed that total compensation for directors beginning in fiscal 2011 should be approximately $125,000 per year with approximately 50% in cash and 50% in equity. The objective is to provide both a short-term cash component and a long-term component to total compensation that aligns the interests of directors with those of our stockholders through stock ownership. Therefore, the Committee recommended that the equity component of director compensation should be time-based restricted stock units (“RSU’s”).

In fiscal 2011, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to provide a report on executive compensation trends, equity usage and share ownership guidelines. No benchmark study was conducted, but Meridian affirmed the results of the most recent Hewitt study. Therefore, no changes to the compensation outlined above were made to fiscal 2012 director compensation.

The annual cash retainer for fiscal 2012 was $60,000 plus $5,000 for each of the Committee Chairmen. The additional fee for the Chairman of the Board was 25% of the annual retainer, or $15,000. Cash compensation may be taken in the form of cash payments or may be deferred with interest.

RSU awards for directors are 100% time-based with cliff vesting which occurs on the earlier of the third anniversary of the date of the award or the director’s departure from the Board for any reason.

The basis for historical RSU awards to non-employee directors is detailed below:

•	The $65,000 annual value of the award represents approximately 50% of total compensation.

•	The actual number of RSU’s is determined by dividing the annual value of $65,000 by the 20-day moving average price of the Company’s common stock price calculated five days prior to the grant date.

In light of the low prevailing price of our common stock on the dates used to determine the number of RSU’s to be awarded and in order to achieve a more sustainable “burn rate” for RSU awards, the Committee approved changing the calculation for determining shares from the method outlined above to a fixed share award for fiscal 2012. The Committee evaluated the Company’s historical stock price and previous three years of RSU awards to directors in establishing the fixed share level. For the fiscal 2012 award, a fixed number of 5,500 shares was established. The Committee agreed to evaluate the fixed amount of shares no less frequently than every two years.

The Board of Directors also has a Deferred Fee Plan which allows directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at the regularly-scheduled meeting each November. For fiscal 2012, the average interest rate was 5.0%. Non-employee directors are also permitted to invest their cash retainer in Company common stock through the Company’s 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per calendar year.

Director Compensation

The compensation earned by each director in fiscal 2012 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Michael J. Hall	75,000	54,285	—	—	—	129,285
I. Edgar Hendrix	65,000	54,285	—	1,760	—	121,045
Paul K. Lackey	65,000	54,285	—	2,575	—	121,860
Tom E. Maxwell	65,000	54,285	—	2,503	—	121,788
David J. Tippeconnic	60,000	54,285	—	2,386	—	116,671

(1)	John R. Hewitt is not included in this table since he is a current employee and thus received no compensation for his service as a director. The compensation received by Mr. Hewitt as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(2)	Includes retainer fees earned in the fiscal year but paid subsequent to the completion of the fiscal year and fees earned in the fiscal year but deferred under the Deferred Fee Plan for members of the Board of Directors of Matrix Service Company. Mr. Hendrix deferred $31,688 in fees, Mr. Tippeconnic deferred fees totaling $60,000, and Mr. Lackey and Mr. Maxwell deferred fees of $65,000 each. The Deferred Fee Plan is discussed in note (5) below.

(3)	The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards see Notes 1 and 11 to the Consolidated Financial Statements included in our fiscal 2012 Annual Report on Form 10-K. For services provided as a member of the Board of Directors, each non-employee director received an award of 5,500 RSUs with a grant date fair value of $54,285. As of June 30, 2012, Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic each had 14,000 unvested RSUs.

(4)	There were no stock option awards granted to non-employee directors in fiscal 2012. As of June 30, 2012, Messrs. Hendrix and Tippeconnic had 5,000 stock options outstanding, Mr. Lackey had 10,000 stock options outstanding and Mr. Maxwell had 15,000 stock options outstanding.

(5)	A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2012, the market rate for the deferrals was 3.9% as compared to the actual average rate paid of 5.0%.

Previously, directors were allowed to defer fees in the form of phantom shares. The fees were converted into phantom shares based on the price of our stock on the deferral election date. At June 30, 2012, Mr. Maxwell held 1,565 phantom shares valued at $17,731.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue reports thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•

reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended June 30, 2012;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3000T; and

•

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2013.

The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee:

I. Edgar Hendrix, Audit Committee Chairman

Paul K. Lackey, Audit Committee Member

Tom E. Maxwell, Audit Committee Member

David J. Tippeconnic, Audit Committee Member

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically and expressly incorporates this report by reference into any such filing, and shall not otherwise be deemed filed under such acts.

Fees of Independent Registered Public Accounting Firm

Fees billed for audit services in fiscal 2012 and 2011 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Fees billed for other services in fiscal 2011 were related to our planned international expansion.

	Deloitte & Touche LLP
	Fiscal 2012	Fiscal 2011
Audit Services	$850,973	$800,000
Other Services	—	19,805

Total	$850,973	$819,805

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence.

PROPOSAL NUMBER 2:

Ratification of Selection of Independent Registered Public Accounting Firm

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.

A proposal will be presented at the annual meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.

EXECUTIVE OFFICER INFORMATION

Executive Officer Biographies

In addition to Mr. Hewitt, the Company’s President and Chief Executive Officer, who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:

Nancy E. Austin, age 45, has served as Vice President, Human Resources for the Company since January 2006. Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources (PHR). She is also a member of the Society for Human Resource Management and World-at-Work.

Kevin S. Cavanah, age 48, has served as Secretary, Vice President – Finance and Chief Financial Officer for the Company since December 2010. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining the Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. He is a member of Financial Executives International and a board member of Owasso Community Resources.

Jack Frost, age 54, has served as Vice President – Environmental, Health and Safety since February 2012. Prior to joining Matrix, Mr. Frost served from 2010 to 2012 as Global Director of Quality, Heath, Safety, Environmental and Security (“QHSES”) for Tesco Corporation and was responsible for the development and implementation of all global strategic and tactical QHSES initiatives. Previous to Tesco, Mr. Frost was the Global Director of QHSES for Wellstream International from 2008 to 2010. Mr. Frost was the Europe-Eurasia Environmental, Health and Safety Manager for Hess Corporation from 2004-2008. Mr. Frost holds a Bachelor of Arts degree in Legal Studies from the University of Louisiana at Monroe. He is a Board Certified Safety Professional and holds an Associate in Risk Management designation. Mr. Frost is a member of the American Society of Safety Engineers.

Joseph F. Montalbano, age 63, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002 Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

Matthew J. Petrizzo, age 50, has served as President, Matrix SME., since June 2008. He previously served as Vice President, Matrix SME from November 2007 to June 2008. Prior to joining the Company, Mr. Petrizzo served as a Project Director for Washington Group International from 2006 to 2007. Mr. Petrizzo also worked in various capacities for Washington Group International from 2001 to 2006 and for Washington Group legacy companies, Raytheon Engineers and Constructors from 1994 to 2001 and Ebasco Services Inc. from 1984 to 1994. Mr. Petrizzo graduated from Hofstra University with a degree in Electrical Engineering and is a Registered Professional Engineer in the state of New Jersey.

James P. Ryan, age 57, has served as President, Matrix Service since August 2005. He previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service from October 1999 to October 2004. Prior to joining Matrix Service, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering in 1979.

Jason W. Turner, age 41, has served as Vice President and Treasurer since May 2010. Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa. Mr. Turner is a member of Financial Executives International and the National Investor Relations Institute.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers”) during fiscal 2012. Annual compensation for our Named Executive Officers is determined by the Compensation Committee of the Board of Directors (the “Committee”) and is supported by market data and advice from their independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”).

Summarized below are the highlights of key decision and actions taken regarding the compensation of our Named Executive Officers in fiscal 2012. These actions were approved by the Compensation Committee, with advice from Meridian and are consistent with our stated compensation philosophy.

•

Base Salaries: Market data from Meridian for the CEO, CFO and Chief Operating Officer (“COO”) indicated we were paying these individuals significantly below the median of the peer group for base pay. For this reason and based upon their respective performance and contribution, the Committee awarded the CEO and CFO 10% base salary increases to $550,000 and $258,500, respectively, and the COO a 14.3% increase to $400,050. The other two Named Executive Officers received salary increases of 3% and 8%, based on their experience, performance and position relative to the market median for their positions.

•

Annual Incentive Compensation: For fiscal 2012, annual incentives were based primarily on the achievement of established financial and safety objectives. The Company did not achieve its consolidated financial objectives in fiscal 2012, with actual earnings per share (“EPS”) of $0.65 less than the Threshold amount of $0.74. No annual incentives were paid to four of the five Named Executive Officers based on financial measures, which represented 85% of the total bonus opportunity. One operating company President did earn a Threshold financial award for the portion of the incentive tied to the financial performance of his operating company. The consolidated Company and one operating company did achieve maximum performance under the safety metric representing the remaining 15% of the bonus opportunity. The CEO, CFO, COO and one operating company President received maximum bonus payments for the portion of the award related to safety performance. The other operating company President earned just below the maximum safety award based on the safety performance of his respective company.

•

Long-Term Incentive Awards: Awards granted in fiscal 2012 were in line with the Company’s plan for establishing the total value of awards and the number of shares to grant. The fiscal 2012 awards consisted of a combination of time-based Restricted Stock Units (“RSU’s”) and stock options. Restrictions on time-based RSU’s will lapse in equal installments over a four-year period, while stock options cliff vest at the end of the three years following the November 17, 2011 grant date. The Committee concluded that utilizing a combination of RSUs and stock options would best conserve the shares available for awards to the Company’s officers and key employees under the Company’s 2004 Stock Incentive Plan. The combination of time-based RSU’s and stock options provides a retention component to the long-term incentive awards, while aligning the executives with the interests of our stockholders. The Committee expects to re-introduce performance-based RSU’s as a component of the long-term incentive awards for fiscal 2013.

Compensation Philosophy and Objectives

We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.

Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

•

Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•

Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•

Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, business unit and operating unit measures, our programs emphasize individual performance and the achievement of personal objectives.

•

Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, annual and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”). The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders.

The Committee is supported by our Vice President, Human Resources, and other executive officers as needed or requested, in the design, review and administration of our executive compensation programs. The Committee engages a third party compensation consulting firm to evaluate Board and executive officer compensation, evaluate Company practices in relation to other companies and provide associated recommendations.

For fiscal 2012, the Committee engaged Meridian to evaluate the mix of targeted compensation and the other types of programs that we offer. Meridian was engaged exclusively by the Committee and does not provide other services to the Company or senior management. The Committee sought to evaluate the competitiveness of the compensation package offered to our executives in both form and structure. Meridian’s executive compensation practices analysis included a review of proxy information for the following companies:

Astec Industries Inc.

Columbus McKinnon Corp.

Dresser-Rand Group Inc.

Dycom Industries Inc.

Gardner Denver Inc.

Granite Construction

Hill International, Inc.

Insituform Technologies Inc.

Layne Christensen Co.

Mastec Inc.

Michael Baker Corp.

MYR Group Inc.

Pike Electric Corp.

Primoris Services Corporation

Sterling Construction Co. Inc.

Team Inc.

Tetra Tech Inc.

Titan International Inc.

VSE Corporation

Willbros Group, Inc.

Meridian concluded that overall our executive compensation was slightly below the 50th percentile of the market.

If and when compensation adjustments are required, the CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without management present.

In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other executive officers included in the Summary Compensation Table of this proxy statement (collectively, the “Named Executive Officers”) over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

The Committee typically reviews base salaries for officers at its regularly-scheduled meeting in August or September. At this meeting, the Committee also reviews and approves incentive payments for the previous fiscal year and establishes incentive targets for the new fiscal year under the short-term incentive plan. Long-term incentive awards are approved by the Committee at a meeting immediately following the annual stockholders meeting each November. The Committee may also approve base pay, short-term incentive and long-term equity incentive grants for executive officers during the year for promotions or new hires.

Key Elements of Executive Compensation

The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Cash Incentive Compensation;

•	Long-Term Incentive Equity Compensation;

•	Other Benefits; and

•	Change of Control Agreements.

Base Pay

Base pay is the foundation of our executive compensation package. Our practice in establishing executive base pay, and that for other managers and employees, is to determine the market median or “50th percentile” among comparable companies. This data is obtained through our third party compensation consultant. Base pay is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual job performance. We expect to engage a compensation consultant to review and benchmark competitive market pay data on no less than a bi-annual basis.

We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. All of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade.

Base pay and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-term incentive awards are a percentage of base salary and long-term incentives are based on a Named Executive Officer’s salary grade.

Mr. John R. Hewitt was appointed President and Chief Executive Officer of the Company effective May 4, 2011. In connection with his employment, Mr. Hewitt’s annual base salary was set at $500,000. In August 2011, the Committee reviewed Mr. Hewitt’s performance and base salary, in light of the competitive market data provided by Meridian. Based on his excellent performance to date in the CEO role and his compensation relative to the market data, the Committee adjusted Mr. Hewitt’s base salary to $550,000 effective November 1, 2011, which continues to be significantly below the median for the peer group.

Base pay compensation for our other Named Executive Officers (Joseph F. Montalbano, Kevin S. Cavanah, James P. Ryan and Matthew J. Petrizzo) is administered in line with our established compensation philosophy discussed above. Based upon their individual performance and the market data provided by Meridian, Mr. Hewitt recommended the following adjustments:

•	For Mr. Montalbano, a base pay increase of 14.3% to $400,050, as his salary was significantly below the median for his position;

•	For Mr. Cavanah, a base pay increase of 10% to $258,500, as his salary was also significantly below the median for his position;

•	For Mr. Ryan, a base pay increase of 3% to $312,399; and

•	For Mr. Petrizzo, a base pay increase of 8% to $304,020, as his salary was also below the median for his position.

The Committee approved Mr. Hewitt’s recommendations.

Annual/Short-Term Incentive Compensation

Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	support and drive performance toward achieving our strategic objectives;

•	emphasize overall company and business unit performance in the structuring of reward opportunities;

•	motivate and reward superior performance; and

•	provide incentive compensation opportunities that are competitive with the industry.

For fiscal year 2012, our annual/short-term incentive targets were established for all of our Named Executive Officers as follows:

•

The base calculation of incentives is tied to objective measures for financial performance and safety performance. Incentives for executive officers below the CEO are recommended by the CEO and reviewed and approved by the Committee, which is free to reject or revise the CEO’s recommendations. Incentive compensation payments to the CEO are determined solely by the Committee in executive session, without management present.

•

In August 2011, for the fiscal 2012 plan, management recommended and the Committee approved, the continued use of a hurdle rate based on return on sales. At the beginning of each fiscal year, a hurdle rate is established based on a minimum level of pre-incentive operating income that must be earned before any incentives are paid. Once the hurdle rate is earned, the incentive pool will be funded with 25% of each dollar earned above the hurdle rate. If the hurdle rate is not achieved, no incentive payments are made, with the exception of incentive payments related to our safety performance, which are funded irrespective of our achievement of the hurdle rate.

•	For fiscal 2012 financial performance, a consolidated annual income goal was established by the Committee at the August 2011 board meeting.

•

Financial incentives for Mr. Hewitt, Mr. Montalbano, and Mr. Cavanah, were tied to our fully diluted earnings per share, or “EPS”. Financial incentives for Mr. Ryan and Mr. Petrizzo were tied both to our EPS and their respective operating company pre-tax, pre-interest, post-incentive income (“Pre-Tax Income”).

•

Safety performance targets were established based on our total recordable incident rate, or “TRIR.” The TRIR levels established for fiscal 2012 were 1.20 for Threshold payout, 0.95 for Target payout and 0.70 for Maximum payout. Incentives for Mr. Hewitt, Mr. Montalbano, and Mr. Cavanah, were tied to our consolidated safety performance. Incentives for Mr. Ryan and Mr. Petrizzo were tied to the safety performance of their respective operating companies. Additional safety criteria, including the enhancement of our “zero incident” safety culture were also evaluated.

•

Once all targets were established for the Company, “Threshold” and “Maximum” levels of performance were defined. Threshold was defined as 80% of Target and Maximum was defined as 120% of Target. No incentives are paid for performance below the Threshold level.

•	Our actual performance in relation to established measures was presented to, and evaluated by, the Committee at the August 2012 board meeting.

Performance measures established shortly after the beginning of the fiscal year do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

Short-term incentive compensation payable to the Named Executive Officers for fiscal 2012 was based on the attainment of the following objectives:

Safety:

•	Achieve TRIR of 0.95 Target; 1.20 Threshold; 0.70 Maximum

•	Progress toward building consistency and strengthening the “zero incident” safety culture

Financial:

•	Achieve fully-diluted EPS of $0.93 Target; $0.74 Threshold; $1.12 Maximum

The Committee evaluated actual results in each category against the expected levels of performance:

Safety: In fiscal 2012, we achieved a TRIR of 0.65 and made significant enhancements to our “zero incident” safety culture.

Financial: Our fiscal 2012 fully diluted EPS was $0.65.

For fiscal 2012, the consolidated Company did not achieve the threshold performance level for consolidated EPS but did achieve the maximum performance under the safety metric. Accordingly, for Mr. Hewitt the fiscal 2012 bonus approved by the Committee was $80,000, or 14.6% of his fiscal 2012 base salary.

The Committee approved an incentive payment to Mr. Montalbano of $43,129, or 10.8% of his fiscal 2012 annual base salary. The Committee approved an incentive payment to Mr. Cavanah of $28,200 or 10.9% of his fiscal 2012 annual base salary. Incentive payments to Mr. Montalbano and Mr. Cavanah were based on the consolidated Company achieving a maximum safety award. No incentives were paid on the financial performance objectives.

The Committee approved an incentive payment for Mr. Petrizzo of $33,358, which represents 11.0% of his fiscal 2012 annual base salary, for maximum safety performance within his operating company. No incentives were paid on the financial performance objectives. The Committee approved an incentive payment for Mr. Ryan of $67,755, which represents a 21.7% of his annual base salary. The incentive payment to Mr. Ryan was based on threshold level performance under the financial metric and slightly below maximum level performance for the safety metric within his operating company.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.

Long-Term Incentive Compensation

The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe equity ownership helps to create and maintain a long-term perspective among executive officers and provides a direct link to our long-term growth and profitability.

The Committee believes that the use of RSU’s is the most appropriate form of equity to achieve our stated objectives, as it is a full value award that strongly and directly links management and stockholder interests. As a full value award, RSU’s are less dilutive to stockholders, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. RSU awards are granted on an annual basis and generally contain both a performance- and a time-based element. Performance criteria link the equity reward to our strategic objectives and stockholder value. Time-based shares promote executive officer/management retention. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.

Grants made during fiscal 2012 are shown in the Grants of Plan-Based Awards table. Long-term equity awards were granted at the November 2011 Committee meeting following the Company’s 2011 annual stockholders meeting.

The basis for the November 2011 equity award to executive officers is detailed below:

•

In August 2011, the Committee engaged Meridian to evaluate equity usage and share ownership guidelines. The Meridian analysis indicated a relatively high annual run rate, due in part to a relatively low number of total shares outstanding, and a limitation on the current number of shares available to grant under the Company’s 2004 Stock Incentive Plan.

•	Prior to fiscal 2011, RSU awards for the Named Executive Officers were 50% time-based and either 50% performance-based or a combination of performance and market based.

•

After extensive discussion of a number of possible alternatives, the Committee determined that the fiscal 2012 grant would be comprised of a combination of time-based RSU’s and stock options. The Committee concluded that a combination of time-based RSUs and stock options would best conserve the number of shares available for awards under the Company’s 2004 Stock Incentive Plan. Moreover, although the fiscal 2012 awards did not include a performance-based RSU award, the Committee noted that the stock option awards would only become valuable if the Company’s stock price rises during the term of the option. The Committee expects that it will re-introduce performance-based RSUs as a significant component of the long-term incentive award for fiscal 2013.

•	Therefore, for the November 2011 award grant, management proposed and the Committee approved long-term incentive awards to the Named Executive Officers consisting of the following:

•	The award consisted of 50% time-based RSUs and 50% stock options.

•	For the RSU award, the vesting occurs in equal increments over a period of four years.

•	For the stock option award, the options cliff vest at the end of a three-year period.

•

At the November 2011 meeting, the Committee approved an award for Mr. Hewitt of 88,300 shares, 50% of which (44,150 shares) was time-based RSU’s and 50% of which (44,150 shares) was stock options, with the terms as noted above. However, subsequent to this award, it was determined that Mr. Hewitt should have received a grant of 100% RSU’s per the terms of his initial employment offer. Effective May 1, 2012, the Committee approved the cancellation of the 44,150 stock option award and approved a new award of 44,150 RSU’s, consistent with Mr. Hewitt’s employment offer.

•

For Mr. Montalbano, Mr. Cavanah, Mr. Ryan and Mr. Petrizzo, we followed our standard plan formula for determining the total number of shares to award. The number of RSUs and stock options awarded and the grant date fair values are included in the Grants of Plan-Based Awards Table included in this proxy statement.

Equity compensation is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.

Perquisites and Other Benefits

Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers:

Retirement Benefits – We sponsor a 401(k) Savings Plan which allows executive officers, and other employees, to contribute up to 25% of their salary (up to the annual IRS maximum). The Company’s Safe Harbor Matching Contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of salary deferrals. All matching contributions are 100% vested. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

Life Insurance – In addition to the group term life policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer.

CEO – The Company provides a $500,000 term life insurance policy for the CEO.

Executive Officers and Managers – We provide an additional corporate term life insurance policy for all executive officers at the levels outlined below:

CEO, COO and CFO – $600,000

Other Executive Officers – $400,000

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.

Change of Control/Severance Agreements

We have entered into Change of Control/Severance Agreements with each Named Executive Officer. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”

Clawback Policy

Consistent with the principles of responsible oversight, the Company’s Board of Directors has adopted a clawback policy, and the Company’s equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board of Directors, with the recommendation of the Committee, determines that:

•

any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and

•	the amount of the compensation would have been less had the financial statements been correct,

we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board of Directors has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•

Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive: Our short-term incentive compensation plan does not allow for unlimited payouts. Short-term incentive payments cannot exceed 150% of target levels.

•

Equity Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of three or four years. Our performance-based long-term incentive awards are capped and cannot exceed 150% of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.

•

Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•

Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

Our compensation program is designed to motivate our Named Executive Officers and other Company officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.

Equity Ownership Guidelines

The Board of Directors believes that our executive officers should demonstrate their commitment to, and belief in, the Company’s long-term profitability. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of our common stock. See the discussion under the caption “Equity Ownership Guidelines” for a description of our guidelines.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Paul K. Lackey, Compensation Committee Chairman

I. Edgar Hendrix, Compensation Committee Member

Tom E. Maxwell, Compensation Committee Member

David J. Tippeconnic, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION

The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2012, based on total compensation earned during fiscal 2012, for services in all capacities to the Company and its subsidiaries. Each of the executive officers listed below are referred to collectively as the Named Executive Officers (“NEOs”).

Summary Compensation Table

In periods presented, the Company experienced the following personnel changes regarding our NEOs:

•	On December 6, 2010, Kevin S. Cavanah was promoted to serve as Chief Financial Officer. Mr. Cavanah had previously served as Vice President, Accounting and Financial Reporting.

•	On March 31, 2011, the Company announced that John R. Hewitt had accepted the position as President and Chief Executive Officer. Mr. Hewitt began his employment on May 4, 2011.

The following table sets forth information with respect to total compensation in fiscal 2012, 2011, and 2010 for the NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John R. Hewitt	2012	527,307	—		885,649	—	80,000	—	181,782	(4)	1,674,738
Chief Executive Officer	2011	63,462	50,000	(3)	516,000	—	56,001	—	50,367	(5)	735,830
Joseph F. Montalbano	2012	381,570	—		207,764	118,137	43,129	—	16,661	(6)	767,261
Chief Operating Officer	2011	350,000	—		330,560	—	175,346	—	13,809	(6)	869,715
	2010	343,269	—		280,800	—	175,000	—	25,717	(6)	824,786
Kevin S. Cavanah	2012	249,823	—		166,310	94,566	28,200	—	14,048	(6)	552,947
Chief Financial Officer	2011	213,896	—		245,410	—	100,250	—	9,587	(6)	569,143
Matthew J. Petrizzo	2012	295,705	—		153,972	87,550	33,358	—	12,671	(6)	583,256
President—Matrix SME	2011	275,788	—		258,250	—	109,167	—	10,915	(6)	654,120
	2010	256,846	—		216,280	—	—	—	23,035	(6)	496,161
James P. Ryan	2012	309,074	—		167,297	95,127	67,755	—	13,112	(6)	652,365
President—Matrix Service	2011	303,300	—		227,260	—	98,156	—	11,907	(6)	640,623
	2010	293,968	—		198,560	—	—	—	22,920	(6)	515,448

(1)	The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with ASC718 – Compensation – Stock Compensation. A portion of the awards that were granted in fiscal 2010 are subject to certain performance or market conditions and the grant date fair value is based upon the probable outcome of those conditions. All fiscal 2012 and 2011 awards are time based with a fixed payout. The value of the fiscal 2010 awards at the grant date assuming that the highest level of performance conditions are achieved is $329,760 for Mr. Montalbano, $253,000 for Mr. Petrizzo and $231,200 for Mr. Ryan.

For further information on the assumptions used in the valuation of these awards see Note 1 and Note 11 included in the Notes to Consolidated Financial Statements included in our fiscal 2012 Annual Report on Form 10-K.

(2)

Represents amounts payable to Named Executive Officers under the annual/short-term incentive compensation plan for the applicable fiscal year performance. The amount payable to Mr. Montalbano in fiscal 2010 was guaranteed upon his hire in fiscal 2008. The

Company agreed to credit Mr. Hewitt with three months of service for the purpose of determining the prorated amount earned under the short-term incentive compensation plan in fiscal 2011 upon his hire on May 4, 2011.

(3)	Amount shown represents a sign-on bonus paid to Mr. Hewitt upon initial employment with us.

(4)	Represents amounts paid by us on behalf of Mr. Hewitt for life and disability insurance, matching contributions to Mr. Hewitt’s 401(k) account, and moving expenses totaling $166,139.

(5)	Represents amount paid by us on behalf of Mr. Hewitt for life and disability insurance as well as moving expenses totaling $50,309.

(6)	Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan.

Grants of Plan-Based Awards During Fiscal 2012

The following table sets forth information with respect to grants of plan-based awards in fiscal 2012 to the Named Executive Officers:

			Estimated Possible Payouts under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($) (4)
John R. Hewitt	8/30/11		266,667	400,001	533,334	—	—	—	—	—		—	—
	11/17/11	11/17/11	—	—	—	—	—	—	44,150	—	(5)	—	435,760	(5)
	5/01/12	5/01/12	—	—	—	—	—	—	44,150	—		—	449,889
Joseph F. Montalbano	8/30/11		95,842	191,684	287,525	—	—	—	—	—		—	—
	11/17/11	11/17/11	—	—	—	—	—	—	21,050	21,050		10.19	325,901
Kevin S. Cavanah	8/30/11		62,667	125,333	188,000	—	—	—	—	—		—	—
	11/17/11	11/17/11	—	—	—	—	—	—	16,850	16,850		10.19	260,876
Matthew J. Petrizzo	8/30/11		74,128	148,257	222,385	—	—	—	—	—		—	—
	11/17/11	11/17/11	—	—	—	—	—	—	15,600	15,600		10.19	241,522
James P. Ryan	8/30/11		77,342	154,683	232,025	—	—	—	—	—		—	—
	11/17/11	11/17/11	—	—	—	—	—	—	16,950	16,950		10.19	262,424

(1)	The amounts shown are the targeted cash incentive compensation award potential for each Named Executive Officer under our annual/short-term incentive compensation plan described in the Compensation Discussion and Analysis. Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation”.

(2)	Amounts shown are the number of shares of restricted stock units granted to the Named Executive Officers in fiscal 2012. The restricted stock unit awards granted in fiscal 2012 were time based awards that vest in four equal annual installments beginning one year after the grant date.

(3)	Amounts shown are the number of stock options granted to the Named Executive Officers in fiscal 2012. The stock options expire in 10 years and cliff vest three years after the grant date.

(4)	Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718 – Compensation—Stock Compensation. The grant date fair value for restricted stock units is calculated by multiplying the number of restricted stock units awarded by the closing stock price on the date of grant. The grant date fair value of the stock options is calculated by multiplying the grant date fair value, as determined by the Black Scholes option pricing model, by the number of stock options awarded. See Notes 1 and 11 of the Notes to the Consolidated Financial Statements included in the Company’s fiscal 2012 Annual Report on Form 10-K for a full discussion of the Company’s stock based compensation accounting policy.

(5)	On November 17, 2011 Mr. Hewitt was awarded 44,150 restricted stock units and 44,150 stock options. It was subsequently determined that, under Mr. Hewitt’s offer letter, 100% of the award should have been in the form of restricted stock units. On May 1, 2012 the stock option award was cancelled by mutual agreement of Mr. Hewitt and the Company and replaced by an award of 44,150 restricted stock units. The restricted stock units will vest in four equal annual installments commencing on November 17, 2012. Since the stock option award was cancelled, the amounts shown do not include the award of 44,150 stock options granted to Mr. Hewitt on November 17, 2011. The grant date fair value of the option award was $247,779.

Outstanding Equity Awards at Fiscal Year-End for 2012

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that have not Vested ($) (2)
John R. Hewitt	—	—	—	—	120,300	1,362,999	—	—
Joseph P. Montalbano	—	21,050	10.19	11/17/2021	63,996	725,075	6,000	67,980
Kevin S. Cavanah	10,000	—	12.20	10/21/2013	41,880	474,500	1,125	12,746
	3,000	—	4.60	10/26/2014
	8,000	—	5.49	08/17/2015
	4,000	—	8.93	10/21/2015
	—	16,850	10.19	11/17/2021
Matthew P. Petrizzo	—	15,600	10.19	11/17/2021	47,650	539,875	4,500	50,985
James P. Ryan	5,000	—	12.20	10/21/2013	44,350	502,486	4,000	45,320
	24,700	—	4.60	10/26/2014
	7,500	—	8.93	10/21/2015
	—	16,950	10.19	11/17/2021

(1)	These options were granted on November 17, 2011 and cliff vest on November 17, 2014.

(2)	Based on the closing price of our common stock on June 29, 2012 of $11.33.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock that have not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested
Name	Shares	Vest Date	Shares		Vest Date
John R. Hewitt	22,076	11/17/2012
	8,000	05/04/2013
	22,076	11/17/2013
	8,000	05/04/2014
	22,074	11/17/2014
	8,000	05/04/2015
	22,074	11/17/2015
	8,000	05/04/2016
Joseph F. Montalbano	6,000	08/14/2012	6,000	(1)	10/23/2012
	2,400	10/23/2012
	5,263	11/17/2012
	6,400	12/02/2012
	4,146	05/19/2013
	2,400	10/23/2013
	5,263	11/17/2013
	6,400	12/02/2013
	2,400	10/23/2014
	5,262	11/17/2014
	6,400	12/02/2014
	5,262	11/17/2015
	6,400	12/02/2015
Kevin S. Cavanah	4,000	08/14/2012	1,125	(1)	10/23/2012
	500	10/21/2012
	280	10/22/2012
	450	10/23/2012
	4,213	11/17/2012
	4,600	12/06/2012
	500	10/21/2013
	450	10/23/2013
	4,213	11/17/2013
	4,600	12/06/2013
	450	10/23/2014
	4,212	11/17/2014
	4,600	12/06/2014
	4,212	11/17/2015
	4,600	12/06/2015
Matthew J. Petrizzo	5,000	08/14/2012	4,500	(1)	10/23/2012
	1,800	10/23/2012
	1,650	11/12/2012
	3,900	11/17/2012
	5,000	12/02/2012
	1,800	10/23/2013
	3,900	11/17/2013
	5,000	12/02/2013
	1,800	10/23/2014
	3,900	11/17/2014
	5,000	12/02/2014
	3,900	11/17/2015
	5,000	12/02/2015
James P. Ryan	5,000	08/14/2012	4,000	(1)	10/23/2012
	1,600	10/23/2012
	4,238	11/17/2012
	4,400	12/02/2012
	1,600	10/23/2013
	4,238	11/17/2013
	4,400	12/02/2013
	1,600	10/23/2014
	4,237	11/17/2014
	4,400	12/02/2014
	4,237	11/17/2015
	4,400	12/02/2015

(1)	These awards were granted in fiscal 2010. Fifty percent of the award was a performance based award. Under the performance based award, the Named Executive Officers will receive 50% of the award after three years if our cumulative fully-diluted EPS for the three-year period beginning in fiscal 2010 meets the established Threshold level of $2.75, 100% after three years if the cumulative fully-diluted EPS meets the established Target level of 3.30, and 150% after three years if the cumulative fully-diluted EPS meets the established Maximum level of $3.62. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

The remaining fifty percent of the award was a market based award. Under the market based award, the Named Executive Officers receive 50% of the award if, on the third anniversary of the grant, the Company’s Total Shareholder Return (“TSR”) is between the 40th and 65th percentile when compared to the TSR of a group of peer companies, 100% of the award if the Company’s TSR is between the 65th and 90th percentile, and 150% if the Company’s TSR exceeds the 90th percentile. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

Option Exercises and Stock Vested During Fiscal 2012

The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock units in fiscal 2012.

	Fiscal 2012
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John R. Hewitt	—	—	8,000	99,760
Joseph F. Montalbano	—	—	12,947	127,459
Kevin S. Cavanah	—	—	6,050	57,388
Matthew J. Petrizzo	—	—	8,450	81,452
James P. Ryan	—	—	6,330	59,595

(1)	The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed.

Potential Payments Upon Termination or Change of Control

We have entered into Change of Control/Severance Agreements with Mr. Hewitt, Mr. Cavanah, Mr. Montalbano, Mr. Petrizzo and Mr. Ryan. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:

•

If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

•	In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

Mr. Hewitt, Mr. Cavanah and Mr. Montalbano – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

•	In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to 75% of base salary. If severance occurs after one full year of employment but no later than two full years of employment, Mr. Hewitt will be immediately vested in 50% of the initial stock grant provided at hire only and the remainder of the award will be forfeited.

Mr. Cavanah, Mr. Montalbano, Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year of base salary plus the lesser of the average annual bonus compensation paid to the executive in the previous three years or the number of full fiscal years the executive has been employed in the position.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key personnel during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive officer/manager executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive officer/manager is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2012 termination date and, where applicable, using the closing price of our common stock on June 29, 2012 of $11.33. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.

Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective stock option or restricted stock unit award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Death, Disability or Change of Control (No Adverse Event)
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (5)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	No Contractual Benefits	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Maximum Potential Payments
John R. Hewitt	1,100,000	80,000	—	1,362,999	550,000	412,500	—	135,960	—	—	1,362,999	2,542,999

Joseph F. Montalbano	800,100	131,158	23,997	861,035	400,050	131,158	—	—	—	23,997	861,035	1,816,290

Kevin S. Cavanah	517,000	28,200	19,209	499,993	258,500	28,200	—	—	—	19,209	499,993	1,064,402

Matthew J. Petrizzo	304,020	47,508	17,784	641,845	304,020	47,508	—	—	—	17,784	641,845	1,011,157

James P. Ryan	312,399	55,304	19,323	593,126	312,399	55,304	—	—	—	19,323	593,126	980,152

(1)	Represents payment of one or two years of base salary for the event specified based on annual base salary as of June 30, 2012.

(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(3)	Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 29, 2012, multiplied by the number of nonvested stock options at June 30, 2012.

(4)	Represents the value the Named Executive Officer would realize for the lapsing of restrictions on restricted stock units due to the specified event. The value is the number of unvested restricted stock units at June 30, 2012 multiplied by the market price of common stock at the close of business on June 29, 2012.

(5)

Represents 75% of annual salary for Mr. Hewitt. For Mr. Montalbano, Mr. Cavanah, Mr. Petrizzo and Mr. Ryan, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the three preceeding calendar years.

PROPOSAL NUMBER 3: Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board of Directors believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.

We use the following principles in the design and administration of our executive compensation program:

•

Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•

Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•

Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•

Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•

Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board of Directors welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, http://www.matrixservicecompany.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.

In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

In fiscal 2012, there were no related person transactions required to be disclosed under SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2012, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)
Royce & Associates, LLC	2,777,749	(2)	10.8%
745 Fifth Avenue
New York, NY 10151

BlackRock, Inc.	2,291,354	(3)	8.9%
40 East 52nd Street
New York, NY 10022

Zesiger Capital Group LLC	1,907,900	(4)	7.4%
460 Park Avenue, 22nd Floor
New York, NY 10022

The Vanguard Group, Inc.	1,515,754	(5)	5.9%
100 Vanguard Blvd.
Malvern, PA 19355

Cortina Asset Management, LLC	1,391,655	(6)	5.4%
825 N. Jefferson Street, Suite 400
Milwaukee, WI 53202

Michael J. Hall	57,100	(7)	*

I. Edgar Hendrix	17,800	(7)	*

Paul K. Lackey	22,100	(7)	*

Tom E. Maxwell	28,100	(7)	*

David J. Tippeconnic	38,100	(7)	*

John R. Hewitt	5,464		*

Joseph F. Montalbano	29,859	(7)	*

Kevin S. Cavanah	36,413	(7)	*

Matthew J. Petrizzo	15,265	(7)	*

James P. Ryan	69,018	(7)	*

All directors, director nominees and executive officers as a group (13 persons)	363,906	(7)	1.4%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)	Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of September 1, 2012 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of March 31, 2012 and is based on the Schedule 13G dated April 5, 2012 filed by Royce & Associates, LLC. (“Royce”). Royce is a registered investment advisor. Royce has sole voting and dispositive power over all the shares shown.

(3)	Information is as of December 31, 2011 and is based on the Schedule 13G dated January 20, 2012 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting and dispositive power over all the shares shown.

(4)	Information is as of December 31, 2011 and is based on the Schedule 13G dated February 1, 2012 filed by Zesiger Capital Group LLC (“Zesiger”). Zesiger is a registered investment advisor. Of the shares shown, Zesiger has sole voting power over 1,556,000 shares and sole dispositive power over 1,907,900 shares. Zesiger disclaims beneficial ownership of all of the shares of common stock which are held in discretionary accounts that Zesiger manages.

(5)	Information is as of December 31, 2011 and is based on the Schedule 13G dated February 6, 2012 filed by The Vanguard Group, Inc. (“Vanguard”). Vanguard is a registered investment advisor. Of the shares shown, Vanguard has sole voting power over 33,684 shares, sole dispositive power over 1,482,070 shares and shared dispositive power over 33,684 shares.

(6)	Information is as of December 31, 2011 and is based on the Schedule 13G dated January 26, 2012 filed by Cortina Asset Management, LLC (“Cortina”). Cortina is a registered investment advisor. Of the shares shown, Cortina has sole voting power over 1,241,160 shares and sole dispositive power over 1,391,655 shares.

(7)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after September 1, 2012: Mr. Hendrix – 5,000 shares; Mr. Lackey – 10,000 shares; Mr. Maxwell – 15,000 shares; Mr. Tippeconnic – 5,000 shares; Mr. Cavanah – 25,000 shares; Mr. Ryan – 37,200 shares; 13 directors and executive officers as a group – 111,600 shares. Also includes the following shares that are issuable upon the vesting of RSUs if the RSUs vest within 60 days of September 1, 2012: Mr. Hall – 3,700 shares; Mr. Hendrix – 3,700 shares; Mr. Lackey – 3,700 shares; Mr. Maxwell – 3,700 shares; Mr. Tippeconnic – 3,700 shares; Mr. Cavanah – 1,230 shares; Mr. Ryan – 1,600 shares; Mr. Petrizzo – 1,800 shares; Mr. Montalbano – 2,400 shares; 13 directors and executive officers as a group – 29,130 shares.

Equity Ownership Guidelines

The Board of Directors believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.

Our Equity Ownership Guidelines, which were most recently revised in August 2011, are as follows:

•

Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount of Company stock an executive officer should seek to acquire and maintain.

President/CEO	5 times base salary
CFO/COO/Presidents of the two principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary

•

Timing: The executive officers have until August 2016 to acquire the ownership levels discussed above. Thereafter, they are expected to retain this level of ownership during their tenure with the Company. Compliance will be evaluated on an annual basis as of June 30 of each year.

•	Eligible Forms of Equity:

(1)	shares owned separately by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

(2)	shares held in trust for the benefit of the executive officer or immediate family members;

(3)	shares purchased in the open market;

(4)	shares purchased through the Company’s Employee Stock Purchase Plan;

(5)	vested and unvested time-based restricted stock or restricted stock units;

(6)	unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units; and

(7)	the in-the-money value of vested and unexercised stock options.

Our executive officers have until August 30, 2016 to comply with the new guidelines. Nonetheless, as of June 30, 2012 Messrs. Cavanah, Montalbano, Ryan, Petrizzo, and Turner as well as Mrs. Austin have satisfied the ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2012, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis.

PROPOSAL NUMBER 4: Approval of the Matrix Service Company 2012 Stock and Incentive Compensation Plan

Stockholder action at the Annual Meeting will be requested with respect to the approval of the Matrix Service Company 2012 Stock and Incentive Compensation Plan (the “Plan”) , which will allow us to grant stock-based and cash-based compensation to our employees (including employees of our subsidiaries). Upon approval of the Plan by our stockholders, no further awards will be made under the Matrix Service Company 2004 Stock Incentive Plan (as amended, the “2004 Plan”), which is currently our only active equity compensation plan.

The Plan is being submitted to a vote of the stockholders in order to comply with NASDAQ rules and to allow us to deduct for federal income tax purposes the “performance-based compensation” that is paid under the Plan, as permitted by Section 162(m) of the Internal Revenue Code (all Section references are to the Internal Revenue Code unless otherwise noted). Stockholder approval will also allow us to grant incentive stock options under the Plan.

A copy of the Plan can be found in the accompanying Exhibit A, and the following summary of the Plan’s material terms is qualified in its entirety by reference to the full text. Stockholders are urged to read the full Plan as set forth in Exhibit A.

Summary of the Plan

The purpose of the Plan is to attract, motivate and retain the services of our employees and directors by enabling them to participate in our growth and financial success through cash-based and stock-based awards, and to align their individual interests to those of our stockholders. The Plan, which was approved by the Board of Directors on October 1, 2012, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. With the recent growth of the Company, the shares requested are essential to ensure the availability of necessary stock to utilize as a critical part of the Company’s executive and management compensation programs.

Shares Issuable Under the Plan.    The Plan authorizes the issuance of 1,300,000 shares of our common stock, representing approximately 5.0 percent of our outstanding shares of common stock. The closing sale price of a share of our common stock, as quoted on the NASDAQ Global Select Market on October 5, 2012, was $10.69.

One common method used by stockholders when analyzing a stock plan proposal is the measure known as overhang. One of the main components of an overhang calculation is the number of stock awards outstanding under a company’s compensation plans at a given point in time. As of June 30, 2012, the Company had 970,994 RSUs outstanding. Due to vesting events and cancellations occurring between June 30, 2012 and August 31, 2012, as of August 31, 2012, the Company had 863,920 RSUs outstanding. There was no stock option activity between June 30, 2012 and August 31, 2012. As of August 31, 2012 there were 491,040 options outstanding with a weighted average exercise price of $9.29 and an average remaining term of 5.4 years.

The Plan contains limits on the awards granted to any participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Insiders”). Accordingly, unless the Compensation Committee of the Board of Directors (the “Committee”), determines that an award to an Insider will not be designed to qualify as performance-based compensation under Section 162(m):

•	The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any Insider in any fiscal year is 400,000 shares.

•	The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any Insider in any fiscal year is 400,000 shares.

•

The maximum number of shares that may be awarded in the form of performance shares or performance units to any Insider in any fiscal year is 400,000 shares or an amount equal to the value of 400,000 shares.

•	The maximum amount that may be awarded in the form of cash-based awards to any Insider in any fiscal year is $5,000,000.

•	The maximum number of shares that may be awarded in the form of other stock-based awards to any Insider in any fiscal year is 400,000 shares.

Administration.    The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan and has authority to make awards under the Plan, to set the terms of the awards, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Subject to the limitations specified in the Plan, the Committee may delegate its non-administrative authority to appropriate company officers.

Eligibility.    All employees and non-employee directors of the Company and its affiliates are eligible to receive awards under the Plan, as determined by the Committee or the Board of Directors. As of September 30, 2012, we have approximately 100 employees and non-employee directors who are eligible to participate in the Plan. Awards under the Plan may be granted in any one or a combination of the following forms:

•	incentive stock options under Section 422;

•	nonqualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares;

•	performance units;

•	cash based awards; and

•	other stock-based awards.

Cancellation, Forfeiture, Expiration or Cash Settlement of Awards.    If an award expires or is canceled, forfeited or settled for cash, then any shares subject to such award may, to the extent of such expiration, cancellation, forfeiture or cash settlement, be used again for new grants under the Plan. Likewise, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may also be used again for new grants.

Types of Awards.    Each type of award that may be granted under the Plan is described below:

Stock Options.    The Committee may grant nonqualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years.

The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422.

Stock Appreciation Rights.    A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant free standing stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is unexercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option: (a) the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option; (b) the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and (c) the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option.

On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying: (a) the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by (b) the number of shares with respect to which the stock appreciation right is exercised. In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.

Restricted Stock.    Shares of common stock may be granted by the Committee to an eligible employee or non-employee director and made subject to restrictions on sale, pledge or other transfer for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Committee may provide in an award agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment or service or if specified performance goals or targets are not met. A participant’s rights with respect to such shares shall be subject to the restrictions provided in the award agreement and the Plan. To the extent an award of restricted stock is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m).

Restricted Stock Units.    A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one share of common stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of restricted stock units is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m).

Performance Shares, Performance Units and Cash-Based Awards.    Performance shares, performance units and cash-based awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based awards that will be paid out to the participant.

Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units and cash-based awards will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee.

Other Stock-Based Awards.    The Plan also authorizes the Committee to grant participants awards of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based awards). The Committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the sizes of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

Performance-Based Compensation.    Awards may be granted to employees who are “covered employees” under Section 162(m) that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the awards for federal income tax purposes. These performance-based awards may be either equity or cash awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net operating profit;

•	operating income;

•	operating income per share;

•	return measures (including, but not limited to, return on assets, return on capital, return on invested capital, and return on equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin, and cash flow return on capital or investments);

•	earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

•	gross or operating margins;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	margins;

•	operating efficiency;

•	customer satisfaction;

•	employee satisfaction;

•	working capital targets;

•	revenue or sales growth or growth in backlog;

•	growth of assets;

•	productivity ratios;

•	expense targets;

•	measures of health, safety or environment (including, but not limited to, total recordable incident rate);

•	market share;

•	credit quality (including, but not limited to, days sales outstanding);

•	economic value added;

•	price earnings ratio;

•	improvements in capital structure; and

•	compliance with laws, regulations and policies.

With respect to particular performance-based awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals; provided, that any awards that are intended to qualify as “performance-based compensation” must be made in accordance with the requirements of Section 162(m). Upon certification of achievement of the performance goals for a particular performance period set forth in an award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original award. Generally, a holder of a performance-based award must be employed by or providing services to us throughout an applicable performance period in order to be eligible to receive any payment pursuant to an award that is intended to qualify as “performance-based compensation.”

Transferability.    Except as otherwise provided in an award agreement or permitted by the Committee, no award may be transferred other than by will or the laws or descent and distribution or, in the case of certain types of awards, to a trust of which the award recipient is the sole beneficiary for his or her lifetime or pursuant to a domestic relations order.

Adjustments.    Equitable adjustments to the terms of the Plan and any awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends and similar transactions.

Amendment and Termination.    The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided, however, that:

•	without the prior approval of the stockholders, the Company may not:

•	amend the terms of outstanding options and stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights;

•

cancel outstanding options and stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or

•	cancel outstanding options or stock appreciation rights with an exercise price above the current stock price in exchange for cash or other securities; and

•

to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation, or exchange requirement.

Change of Control.    Unless otherwise provided in the award agreement, in the event of a change of control of our Company, as defined in the Plan, all awards will become fully vested and exercisable, all restrictions or limitations on any awards will generally lapse and, all performance criteria and other conditions relating to the payment of awards will generally be deemed to be achieved or waived.

Payment of Withholding Taxes.    We may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld.

Federal Income Tax Consequences

The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards under the Plan.

If a holder is granted a nonqualified stock option under the Plan, the holder should not have taxable income on the grant of the option. Generally, the holder should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the holder exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder recognizes ordinary income.

A holder of an incentive stock option will not recognize taxable income upon grant. Additionally, if the applicable employment-related requirements are met, the holder will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be taxed as ordinary income and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.

The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b)); restricted stock units, other stock-based awards and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the holder recognizes income, subject to Section 162(m) with respect to covered employees.

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. The Plan has been designed to meet the requirements of Section 162(m), but it is possible that compensation attributable to awards under the Plan (when combined with all other types of compensation received by a covered employee from us or because of other factors) may not comply with all of the requirements of Section 162(m), thereby preventing us from taking a deduction.

If, on a change of control of our Company, the exercisability or vesting of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing provides only a very general description of the application of U.S. federal income tax laws to awards under the Plan. The summary does not address the effects of foreign, state and local tax laws.

Plan Benefits

The types and amounts of benefits that will be awarded under the Plan are not currently determinable. Awards granted under the Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Information on equity-based awards recently granted under the 2004 Plan to each of our named executive officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2012.” The closing price for the Common Stock on the NASDAQ Global Select Market on October 5, 2012, was $10.69.

Vote Required

Approval of the Amendment requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

The Board of Directors recommends a vote “FOR” this proposal to approve the Matrix Service Company 2012 Stock and Incentive Compensation Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under the 2004 Stock Incentive Plan of Matrix Service Company’ as of June 30, 2012.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,462,034	$9.29	522,385
Equity compensation plans not approved by stockholders	—	N/A	—

Total	1,462,034	$9.29	522,385

(1)	Includes 970,994 restricted stock units.

(2)	Excludes the shares issuable upon the vesting of restricted stock units included in column (a) of this table for which there is no weighted-average price.

PROPOSALS OF STOCKHOLDERS

A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than June 12, 2013, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2013 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than eighty days prior to the date of the meeting; provided, however, that in the event that the date of such annual meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Availability of Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Kevin S. Cavanah, Vice President Finance, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135 or by visiting the “Investors Relations Section” of the Company’s website at http://www.matrixservicecompany.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 15, 2012

Stockholders may view this proxy statement, our form of proxy and our 2012 Annual Report to Stockholders over the Internet by accessing our website at http://www.matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Kevin S. Cavanah Secretary

October 10, 2012

Tulsa, Oklahoma

ATTACHMENT A

Matrix Service Company

2012 Stock and Incentive Compensation Plan

Effective as of November 15, 2012

Article 1	Establishment, Purpose, and Duration	1
1.1	Establishment of this Plan	1
1.2	Purpose of this Plan	1
1.3	Duration of this Plan	1
1.4	Successor Plan	1
Article 2	Definitions	1
Article 3	Administration	5
3.1	General	5
3.2	Authority of the Committee	5
3.3	Delegation	5
Article 4	Shares Subject to this Plan and Maximum Awards	5
4.1	Number of Shares Available for Awards	5
4.2	Adjustments in Authorized Shares	6
4.3	Code Section 409A	6
Article 5	Eligibility and Participation	7
5.1	Eligibility	7
5.2	Actual Participation	7
Article 6	Stock Options	7
6.1	Grant of Options	7
6.2	Award Agreement	7
6.3	Option Price	7
6.4	Duration of Options	7
6.5	Exercise of Options	7
6.6	Payment	7
6.7	Restrictions on Share Transferability	8
6.8	Termination of Employment	8
6.9	Nontransferability of Options	8
6.10	Notification of Disqualifying Disposition	8
6.11	$100,000 Annual Limit on ISOs	8
Article 7	Stock Appreciation Rights	9
7.1	Grant of SARs	9
7.2	SAR Agreement	9
7.3	Term of SAR	9
7.4	Exercise of Freestanding SARs	9
7.5	Exercise of Tandem SARs	9
7.6	Payment of SAR Amount	9
7.7	Termination of Employment	9
7.8	Nontransferability of SARs	10
7.9	Other Restrictions	10
Article 8	Restricted Stock and Restricted Stock Units	10
8.1	Grant of Restricted Stock or Restricted Stock Units	10
8.2	Restricted Stock or Restricted Stock Unit Agreement	10
8.3	Nontransferability of Restricted Stock and Restricted Stock Units	10
8.4	Other Restrictions	10
8.5	Certificate Legend	11
8.6	Voting Rights	11
8.7	Dividends and Other Distributions	11
8.8	Termination of Employment	11
8.9	Payment in Consideration of Restricted Stock Units	11

A-i

Article 9	Performance Shares and Performance Units	11
9.1	Grant of Performance Shares and Performance Units	11
9.2	Value of Performance Shares and Performance Units	11
9.3	Earning of Performance Shares and Performance Units	12
9.4	Form and Timing of Payment of Performance Shares and Performance Units	12
9.5	Termination of Employment	12
9.6	Nontransferability of of Performance Shares and Performance Units	12
Article 10	Cash-Based Awards and Stock-Based Awards	12
10.1	Grant of Cash-Based Awards	12
10.2	Value of Cash-Based Awards	12
10.3	Payment in Consideration of Cash-Based Awards	13
10.4	Form and Timing of Payment of Cash-Based Awards	13
10.5	Stock-Based Awards	13
10.6	Termination of Employment	13
10.7	Nontransferability of Cash-Based Awards and Stock-Based Awards	13
Article 11	Performance Measures	13
Article 12	Beneficiary Designation	15
Article 13	Rights of Employees	15
13.1	Employment	15
13.2	Participation	16
13.3	Rights as a Stockholder	16
Article 14	Change of Control	16
Article 15	Amendment, Modification, Suspension, and Termination	16
15.1	Amendment, Modification, Suspension, and Termination	16
15.2	Adjustment of Awards on the Occurrence of Certain Unusual or Nonrecurring Events	17
15.3	Awards Previously Granted	17
Article 16	Withholding	17
Article 17	Successors	17
Article 18	General Provisions	17
18.1	Forfeiture Events	17
18.2	Legend	17
18.3	Delivery of Title	18
18.4	Investment Representations	18
18.5	Employees Based Outside of the United States	18
18.6	Uncertificated Shares	18
18.7	Unfunded Plan	18
18.8	No Fractional Shares	19
18.9	Other Compensation and Benefit Plans	19
18.10	No Constraint on Corporate Action	19
18.11	Six-Month Delay for Specified Employees	19
18.12	Separation from Service	19
18.13	Section 457A	19
18.14	Compliance with Code Section 409A	19
Article 19	Legal Construction	20
19.1	Gender And Number	20
19.2	Severability	20
19.3	Requirements of Law	20
19.4	Governing Law	20

A-ii

Matrix Service Company

2012 Stock and Incentive Compensation Plan

Article 1.

Establishment, Purpose, and Duration

1.1 Establishment of this Plan. Matrix Service Company, a Delaware corporation (the “Company”), establishes an incentive compensation plan to be known as the 2012 Stock and Incentive Compensation Plan (this “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock-Based Awards.

This Plan shall become effective, if approved by the Board and stockholders, on November 15, 2012 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 of this document.

1.2 Purpose of this Plan. The purpose of this Plan is to promote the success and enhance the value of the Company and Affiliates by linking the personal interests of the Participants to those of the Company’s stockholders, and by providing Participants with an incentive for outstanding performance.

This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants on whose judgment, interest, and special effort the successful conduct of its operations are largely dependent.

1.3 Duration of this Plan. This Plan shall commence as of the Effective Date and shall remain in effect, subject to the right of the Committee or the Board to amend or terminate this Plan at any time under Article 15, until all Shares subject to this Plan have been purchased or acquired according to this Plan’s provisions.

1.4 Successor Plan. This Plan shall serve as the successor to the Matrix Service Company 2004 Stock Incentive Plan, as amended (the “Predecessor Plan”), and no further grants shall be made under the Predecessor Plan from and after the Effective Date of this Plan.

Article 2.

Definitions

Whenever used in this Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” shall have the meaning given to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.

“Award” means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Stock-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (a) a written agreement entered into by the Company or an Affiliate and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan, or (b) a written statement issued by the Company or an Affiliate to a Participant describing the terms and provisions of such Award.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning given to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash-Based Award” means an Award granted under Article 10, the value of which is denominated in cash as determined by the Committee and which is not any other form of Award described in this Plan.

“Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Voting Power of all the then outstanding Voting Securities;

(b) any Person purchases or otherwise acquires under a tender offer, securities of the Company representing more than fifty percent (50%) of the total Voting Power of all the then outstanding Voting Securities;

(c) during any one (1) year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors;

(d) the consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into Voting Securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total Voting Power represented by the Voting Securities of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; or

(e) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person.

If required for compliance with Section 409A of the Code, in no event will a Change of Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Committee may, in its sole discretion and without a Participant’s consent, amend the definition of “Change of Control” to conform to the definition of “Change of Control” under Section 409A of the Code, and the regulations thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Committee” means the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer this Plan. To the extent applicable or necessary to qualify an Award for favorable treatment under the Code or Exchange Act, the Committee shall have at least two members, each of whom shall be (a) a Non-Employee Director, (b) an Outside Director, and (c) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

“Company” means Matrix Service Company, a Delaware corporation, and any successor thereto as provided in Article 17.

“Employee” means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan. For greater clarity, and without limiting the generality of the foregoing, individuals described in the first sentence of this definition who are foreign nationals or are employed outside of the United States, or both, are Employees and may be granted Awards on the terms and conditions set forth in this Plan, or on such other terms and conditions as may, in the judgment of the Committee, be necessary or desirable to further the purposes of this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” or “FMV” means, as of any given date, a price that is based on the closing sales price of a Share on the principal stock exchange on which the Shares are traded or, if there is no such sale for such date, then on the last previous day on which a sale was reported. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.

“Fiscal Year” means the year commencing on July 1 and ending June 30 or other time period as approved by the Board.

“Freestanding SAR” means an SAR that is not a Tandem SAR, as described in Article 7.

“Grant Price” means the price against which the amount payable is determined on exercise of a SAR.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 and that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code, or any successor provision.

“Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16 of the Exchange Act, as determined by the Board.

“Non-Employee Director” means a person defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

“Nonqualified Stock Option” or “NQSO” means an Option to purchase Shares, granted under Article 6, which is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.

“Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time in the form of an Incentive Stock Option or a Nonqualified Stock Option subject to the terms of this Plan.

“Option Price” means the price at which a Share may be purchased by a Participant under an Option, as determined by the Committee.

“Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“Participant” means an Employee or a Non-Employee Director who has been selected to receive an Award, or who has an outstanding Award granted under this Plan.

“Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Performance Goals under circumstances that satisfy the requirements of Section 162(m) of the Code.

“Performance Goal” means a performance criterion selected by the Committee for a given Award for purposes of Article 11 based on one or more of the Performance Measures.

“Performance Measures” means measures as described in Article 11, the attainment of one or more of which shall, as determined by the Committee, determine the vesting, payability, or value of an Award to an Insider that are designated to qualify as Performance-Based Compensation.

“Performance Period” means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Performance Unit” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Period of Restriction” means the period when an Award of Restricted Stock or Restricted Stock Unit is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or on the occurrence of other events as determined by the Committee, in its discretion.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof; provided, however, that “Person” shall not include (a) the Company or any Affiliate, (b) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Affiliate, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Shares.

“Restricted Stock” means an Award of Shares subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.

“Restricted Stock Unit” means an Award denominated in units subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.

“Shares” means the shares of common stock of the Company, $0.01 par value per Share.

“Stock Appreciation Right” or “SAR” means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, under the terms of Article 7 and subject to the terms of this Plan.

“Stock-Based Award” means an equity-based or equity-related Award granted under Article 10 and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.

“Tandem SAR” means a SAR that the Committee specifies is granted in connection with a related Option under Article 7 and subject to the terms of this Plan, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled). Regardless of whether an Option is granted coincident with a SAR, a SAR is not a Tandem SAR unless so specified by the Committee at time of grant.

“Voting Power” shall mean that number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

“Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

Article 3.

Administration

3.1 General. The Committee shall be responsible for administering this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely on the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding on the Participants, the Company, and all other interested parties. Any and all powers, authorizations and discretions granted by this Plan to the Committee shall likewise be exercisable at any time by the Board.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement ancillary to or in connection with this Plan, to determine eligibility for Awards, and to adopt such rules, regulations, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, extending the term or period of exercisability of any Award, accelerating the time or times at which any Award becomes vested, unrestricted or may be exercised, waiving any terms or conditions applicable to any Award and, subject to Article 15, adopting modifications and amendments, or subplans to this Plan (as described in Section 18.5) or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the countries and other jurisdictions in which the Company and Affiliates operate.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or Affiliates, any of its duties or powers as it may deem advisable; provided, however, that the Committee may not delegate any of its non-administrative powers (a) to any such officer for Awards granted to an Employee who is considered to be an Insider or (b) with respect to Awards intended to be Performance-Based Compensation; and provided further, that the member(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted under the authority delegated under this Section 3.3. Subject to the terms of the previous sentence, the Committee may delegate to any individual(s) such administrative duties or powers as it may deem advisable.

Article 4.

Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.2, the maximum number of Shares available for issuance to Participants under this Plan shall be one million three hundred thousand (1,300,000) (such total number of Shares, including such adjustment and remaining Shares, the “Total Share Authorization”). The maximum aggregate number of Shares that may be granted in the form of Nonqualified Stock Options shall be equal to the Total Share Authorization. The maximum aggregate number of Shares that may be granted in the form of Incentive Stock Options shall be one million three hundred thousand (1,300,000).

For greater clarity, any Awards that are not settled in Shares shall not reduce any of such reserves or the maximum number of Shares available for issuance. Any Shares related to Awards which (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash either in lieu of Shares or otherwise, or (c) are exchanged with the Committee’s permission for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for issuance under this Plan. The maximum number of Shares available for issuance under this Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock-Based Awards. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

Unless and until the Committee determines that an Award to an Insider shall not be designed to qualify as Performance-Based Compensation, the following limits, subject to adjustment as provided in Section 4.2 (“Award Limits”), shall apply to grants of Awards to Insiders under this Plan:

(a) OPTIONS AND SARS: The maximum aggregate number of Shares that may be granted in the form of Options or Stock Appreciation Rights, under any Award granted in any one Fiscal Year to any one Participant, shall be four hundred thousand (400,000).

(b) RESTRICTED STOCK/RESTRICTED STOCK UNITS: The maximum aggregate grant with respect to Awards of Restricted Stock/Restricted Stock Units granted in any one Fiscal Year to any one Participant shall be four hundred thousand (400,000).

(c) PERFORMANCE SHARES/PERFORMANCE UNITS: The maximum aggregate Award of Performance Shares or Performance Units that a Participant may receive in any one Fiscal Year shall be four hundred thousand (400,000) Shares, or equal to the value of four hundred thousand (400,000) Shares determined as of the date of vesting or payout, as applicable.

(d) CASH-BASED AWARDS: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Fiscal Year may not exceed $5,000,000 determined as of the date of vesting or payout, as applicable.

(e) STOCK-BASED AWARDS: The maximum aggregate grant with respect to Awards of Stock-Based Awards in any one Fiscal Year to any one Participant shall be four hundred thousand (400,000).

4.2 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, the Award Limits, and any other value determinations applicable to outstanding Awards or to this Plan provided that any such substitution or adjustment with respect to an ISO is made in accordance with Section 424(h) of the Code. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or related to, such changes or distributions and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods; provided, however, that such substitutions or adjustments may not cause any Award granted or compensation payable hereunder to fail to satisfy the requirements of Code Section 409A and result in adverse income tax consequences to a Participant. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 14 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available under this Plan, the Committee may authorize the issuance, assumption, substitution, or conversion of Awards under this Plan in connection with any such corporate event or transaction on such terms and conditions as it may deem appropriate. Additionally, the Committee may amend this Plan, or adopt supplements to this Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution, or conversion as provided in the previous sentence.

4.3 Code Section 409A. All Awards granted and compensation payable under this Plan are intended to satisfy or be exempt from the requirements of Code Section 409A and regulations or other authority under Code Section 409A, and therefore not provide for any deferral of compensation that fails to satisfy the requirements of Code Section 409A. To the extent any provision of this Plan or actions of the Committee would expose any compensation payable to a Participant hereunder to adverse tax consequences under Code Section 409A, such provision or action shall be prohibited, if necessary, or limited to the extent necessary to preclude any such adverse tax consequence.

Article 5.

Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees and Non-Employee Directors.

5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may from time to time, select from all eligible Employees and Non-Employee Directors, those to whom Awards shall be granted and shall determine in its sole discretion, the nature, terms, and amount of each Award.

Article 6.

Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and on such terms, and at any time and from time to time as shall be determined by the Committee. Despite the foregoing, no ISOs may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, and (b) the Effective Date.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions on which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Option Price be less than the FMV of a Share on the date of grant.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price on exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the total Option Price; (c) by a combination of (a) and (b); (d) subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (e) by any other method approved or accepted by the Committee in its sole discretion subject to such rules and regulations as the Committee may establish.

Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment (including satisfaction of any applicable tax withholding requirements), the Committee shall cause to be delivered to the Participant Share certificates or evidence of book entry Shares in an appropriate amount based on the number of Shares purchased under the Option(s). Unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired under the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired under exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed and/or traded.

6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued under this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Nontransferability of Options.

(a) INCENTIVE STOCK OPTIONS. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

(b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant’s Award Agreement at the time of grant, or thereafter by the Committee, NQSOs granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code) or to a trust of which the Participant is and remains the sole beneficiary for his lifetime. Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all NQSOs granted to a Participant under this Article 6 shall be exercisable during the Participant’s lifetime only by such Participant or, in the case of NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

6.10 Notification of Disqualifying Disposition. The Participant will notify the Company on the disposition of Shares issued under the exercise of an ISO. The Company will use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.

6.11 $100,000 Annual Limit on ISOs. Notwithstanding any contrary provision in this Plan, to the extent that the aggregate Fair Market Value (determined as of the time the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any single calendar year (under this Plan and any other stock option plans of the Company and Affiliates) exceeds the sum of $100,000, such ISO shall automatically be deemed to be a Nonqualified Stock Option, but only to the extent in excess of the $100,000 limit, and not an ISO. In such event, all other terms and provisions of such Option grant shall remain unchanged. This paragraph shall be applied by taking ISOs into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code.

Article 7.

Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time and on such terms as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Grant Price be less than FMV of a Share on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.

7.3 Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised on whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option on the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Despite any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6 Payment of SAR Amount. On the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the FMV of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment on SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR), in some combination thereof, or in any other form approved by the Committee at its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR or reserved for later determination by the Committee.

7.7 Termination of Employment. Each Award Agreement shall set forth provisions relating to the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued under this Plan, and may reflect distinctions based on the reasons for termination.

7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, a SAR granted under this Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or, only in the case of SARs that are in tandem with NQSOs, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code). Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant or, in the case of SARs in tandem with NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

7.9 Other Restrictions. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received on exercise of a SAR granted under this Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received on exercise of a SAR for a specified period of time.

Article 8.

Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and on such terms as the Committee shall determine.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Committee shall determine.

8.3 Nontransferability of Restricted Stock and Restricted Stock Units. Except as otherwise provided in this Plan or the Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or on earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.

8.4 Other Restrictions. The Committee shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted under this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based on the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company on vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee and subject to Section 18.6, the Company may retain the certificates representing Shares of Restricted Stock, or Shares delivered in consideration of Restricted Stock Units, in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.5 Certificate Legend. In addition to any legends placed on certificates under Section 8.4, each certificate representing Shares of Restricted Stock granted under this Plan may bear a legend such as the following:

The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Matrix Service Company 2012 Stock and Incentive Compensation Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Matrix Service Company.

8.6 Voting Rights. To the extent provided by the Committee in the Award Agreement, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate, including any restrictions or conditions on the payment of dividends or dividend equivalents to Insiders which are designed to qualify the payments as Performance-Based Compensation. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.

8.8 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right or obligation to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with the Company or Affiliates. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued under this Plan, and may reflect distinctions based on the reasons for termination.

8.9 Payment in Consideration of Restricted Stock Units. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares of equivalent value (based on the FMV), in some combination thereof, or in any other form determined by the Committee at its sole discretion. The Committee’s determination regarding the form of payout shall be set forth in the Award Agreement pertaining to the grant of the Restricted Stock Unit or reserved for later determination by the Committee.

Article 9.

Performance Shares and Performance Units

9.1 Grant of Performance Shares and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and on such terms as the Committee shall determine.

9.2 Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant which shall in no event be less than the FMV of a Share. The

Committee shall set performance criteria for a Performance Period in its sole discretion which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and documented in the Award Agreement the value and/or number of Performance Shares or Performance Units that will be paid to the Participant and whether a Participant shall be entitled to receive the value equivalent to any dividends paid during the Performance Period on the number of Shares that equals the Performance Shares or Performance Units granted to a Participant; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends paid on Shares to the extent the underlying Performance Shares/Performance Units have been earned by achievement of the corresponding performance criteria.

9.3 Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units determined as a function of the extent to which the corresponding performance criteria have been achieved. Despite the foregoing, the Company has the ability to require the Participant to hold the Shares received under such Award for a specified period of time.

9.4 Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination.

9.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares/Performance Units following termination of the Participant’s employment with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares/Performance Units issued under this Plan, and may reflect distinctions based on the reasons for termination.

9.6 Nontransferability of Performance Shares and Performance Units. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).

Article 10.

Cash-Based Awards and Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time and time, may grant Cash-Based Awards to Participants in such amounts and on such terms as the Committee may determine.

10.2 Value of Cash-Based Awards. Each Cash-Based Award shall have a value as may be determined by the Committee. For each Cash-Based Award, the Committee may establish performance criteria in its discretion. If the Committee exercises its discretion to establish such performance criteria, the number and/or value of Cash-Based Awards that will be paid out to the Participant will be determined, in the manner determined by the Committee, to the extent to which the performance criteria are met.

10.3 Payment in Consideration of Cash-Based Awards. Subject to the terms of this Plan, the holder of a Cash-Based Award shall be entitled to receive payout on the value of a Cash-Based Award determined as a function of the extent to which the corresponding performance criteria, if any, have been achieved.

10.4 Form and Timing of Payment of Cash-Based Awards. Payment of earned Cash-Based Awards shall be as determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate FMV equal to the value of the earned Cash-Based Awards (the applicable date regarding which aggregate FMV shall be determined by the Committee). Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination by the Committee.

10.5 Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions including, but not limited to being subject to performance criteria, or in satisfaction of such obligations, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.6 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Cash-Based Awards and Stock-Based Awards following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Awards of Cash-Based Awards and Stock-Based Awards issued under this Plan, and may reflect distinctions based on the reasons for termination.

10.7 Nontransferability of Cash-Based Awards and Stock-Based Awards. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Cash-Based Awards and Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).

Article 11.

Performance Measures

Despite any other terms of this Plan, the vesting, payment, or value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Performance-Based Compensation to an Insider shall be determined by the attainment of one or more Performance Goals as determined by the Committee in conformity with Section 162(m) of the Code. The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Performance Goal(s) relate(s) or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Performance Goal(s), but the Committee may retain the discretion to reduce the value below such maximum.

Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 11, the Performance Goal(s) on which the payment or vesting of an Award to an Insider that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net operating profit;

(d)	Operating income;

(e)	Operating income per share;

(f)	Return measures (including, but not limited to, return on assets, return on capital, return on invested capital and return on equity, sales or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin and cash flow return on capital or investments);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

(i)	Gross or operating margins;

(j)	Share price (including, but not limited to, growth measures and total stockholder return);

(k)	Margins;

(l)	Operating efficiency;

(m)	Customer satisfaction;

(n)	Employee satisfaction;

(o)	Working capital targets;

(p)	Revenue or sales growth or growth in backlog;

(q)	Growth of assets;

(r)	Productivity ratios;

(s)	Expense targets;

(t)	Measures of health, safety or environment (including, but not limited to, total recordable incident rate);

(u)	Market share;

(v)	Credit quality (including, but not limited to, days sales outstanding);

(w)	Economic value added;

(x)	Price earnings ratio;

(y)	Improvements in capital structure; and

(z)	Compliance with laws, regulations and policies.

Any Performance Measure(s) may be used to measure the performance of the Company and/or Affiliate as a whole or any business unit of the Company and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. In the Award Agreement, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goal(s).

The Committee may provide in any Award Agreement that any evaluation of attainment of a Performance Goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in applicable accounting standards and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Insiders, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to Insiders that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 12.

Beneficiary Designation

A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under this Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under this Plan at the Participant’s death the beneficiary shall be the Participant’s estate.

Despite the above, the Committee may in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 12, or both, in favor of another method of determining beneficiaries.

Article 13.

Rights of Employees

13.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or other service relationship at any time, nor confer on any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.

Neither an Award nor any benefits arising under this Plan shall constitute part of an employment contract with the Company or an Affiliate and, accordingly, subject to the terms of this Plan, this Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise except as provided in this Plan.

For purposes of this Plan, unless otherwise provided by the Committee, transfer of employment of a Participant between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of employment. The Committee may stipulate in a Participant’s Award Agreement or otherwise the conditions under which a transfer of employment to an entity that is spun-off from the Company or an Affiliate, if any, shall not be deemed a termination of employment for purposes of an Award.

13.2 Participation. No Employee shall have the right to be selected to receive an Award. No Employee, having been selected to receive an Award, shall have the right to be selected to receive a future Award or (if selected to receive such a future Award) the right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.

13.3 Rights as a Stockholder. Except to the extent otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 14.

Change of Control

Except as otherwise provided in the Award Agreement, in the event of a Change of Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange:

(a) Any and all Options and SARs granted under this Plan shall become immediately exercisable;

(b) Any Period of Restriction and other restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and Restricted Stock Units shall be immediately payable;

(c) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares (including, but not limited to, Awards intended to be Performance-Based Compensation) shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control:

(i) The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control; and

(ii) Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change of Control; and

(d) On a Change of Control, unless otherwise specifically provided in a written agreement entered into between the Participant and the Company or an Affiliate, the Committee shall immediately vest and pay out all Cash-Based Awards and Other Stock-Based Awards in such amounts as shall be determined by the Committee.

Article 15.

Amendment, Modification, Suspension, and Termination

15.1 Amendment, Modification, Suspension, and Termination. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided however, that:

(a) Without the prior approval of the Company’s stockholders and except as provided in Section 4.2, the Company may not (i) amend the terms of outstanding Options and SARs to reduce the exercise price of such outstanding Options or SARs, (ii) cancel outstanding Options and SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

(b) To the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation, or exchange requirement.

15.2 Adjustment of Awards on the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan; provided, however, that such adjustments may not cause any Award granted or compensation payable hereunder to fail to satisfy the requirements of Code Section 409A and result in adverse income tax consequences to a Participant. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. To the extent such adjustment affects Awards to Insiders intended to be Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.

15.3 Awards Previously Granted. Despite any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

Article 16.

Withholding

The Company or any Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Affiliate, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign (including the Participant’s FICA obligation), required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making such other arrangements, in either case on such conditions as the Committee specifies.

Article 17.

Successors

Any obligations of the Company or an Affiliate under this Plan with respect to Awards granted under this Plan, shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.

Article 18.

General Provisions

18.1 Forfeiture Events. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment on the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, failure to accept the terms of the Award Agreement, termination of employment under certain or all circumstances, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other obligation (by agreement or otherwise) that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and Affiliates.

18.2 Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

18.3 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan before:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

18.4 Investment Representations. The Committee may require each Participant, as a condition to the receipt of Shares under an Award under this Plan, to represent and warrant in good faith and in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

18.5 Employees Based Outside of the United States. Without limiting in any way the generality of the Committee’s powers under this Plan, including, but not limited to, the power to specify any terms and conditions of an Award consistent with law, in order to comply with the laws in other countries in which the Company or an Affiliate operates or has Employees, the Committee, in its sole discretion, shall have the power and authority, notwithstanding any provision of this Plan to the contrary, to:

(a) Determine which Affiliates shall be covered by this Plan;

(b) Determine which Employees outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 18.5 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Despite the above, the Committee may not take any actions under this Plan and no Awards shall be granted that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

18.6 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.

18.7 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken under its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company, except that if an Affiliate signs an Award Agreement instead of the Company, the Award shall be a general, unsecured obligation of the Affiliate and not an obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made under this Plan shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.

18.8 No Fractional Shares. No fractional Shares shall be issued or delivered under this Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

18.9 Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies, or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program, or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program, or arrangement.

18.10 No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

18.11 Six-Month Delay for Specified Employees. Notwithstanding any provision in this Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if a Participant is a “specified employee,” any such payment that the Participant would otherwise be entitled to receive during the first six months following a “separation from service” (as defined in Code Section 409A) shall be accumulated and paid or provided, as applicable, within ten (10) days after the date that is six months following such separation from service, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest imposed pursuant to Code Section 409A and related provisions of the Code.

18.12 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

18.13 Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code (“Section 457A”) and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt this Plan and/or any Award from the application of Section 457A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

18.14 Compliance with Code Section 409A. It is intended that the Awards granted under this Plan shall be exempt from, or in compliance with, Code Section 409A. This Plan is intended to comply with Code Section 409A only if and to the extent applicable. In this respect, any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. To the extent that an Award, issuance and/or payment is subject to Section 409A, it shall be awarded, issued and paid in a manner that will comply with Section 409A, as determined by the Committee.

If any provision of this Plan (or of any Award) would cause a Participant to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance thereunder, the Company shall, after consulting with the Participant, reform such provision to comply with Code Section 409A to the extent permitted under Code Section 409A; provided, however, the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A.

Article 19.

Legal Construction

19.1 Gender And Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

19.2 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under this Plan.

The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s or the Affiliate’s counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.4 Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

MATRIX SERVICE COMPANY 5100 EAST SKELLY DRIVE SUITE 700 TULSA, OK 74135

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01 John R. Hewitt 02 Michael J. Hall 03 I. Edgar (Ed) Hendrix 04 Paul K. Lackey 05 Tom E. Maxwell

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:							For	Against	Abstain

2.	To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2013.						☐	☐	☐

3.	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers.						☐	☐	☐

4.	To approve the Matrix Service Company 2012 Stock and Incentive Compensation Plan.						☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements of adjournments thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

0000150416_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

MATRIX SERVICE COMPANY

Annual Meeting of Stockholders

November 15, 2012 10:30 AM CST

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:30 AM, CST on November 15, 2012, at 5100 East Skelly Drive Tulsa, Oklahoma 74135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000150416_2    R1.0.0.11699